Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 0.00	0.0001531	$ 0.00
Fees Previously Paid	2	$ 45,505,915.84		$ 6,966.96
	Total Transaction Valuation:	$ 45,505,915.84
	Total Fees Due for Filing:			$ 6,966.96
	Total Fees Previously Paid:			$ 6,966.96
	Total Fee Offsets:			$ 6,966.96
	Net Fee Due:			$ 0.00
Offering Note
[1]	No associated filing fee

[2]	The transaction value is calculated as the aggregate maximum purchase price for Class I shares of beneficial interest (Class I shares), Class S shares of beneficial interest (Class S Shares), and Class D shares of beneficial interest (Class D Shares) of Nuveen Churchill Private Capital Income Fund, based upon the net asset value per Class I Share, Class S Share, and Class D Share as of March 31, 2025 of $24.64, $24.58, and $24.63, respectively. This amount is based upon the offer to purchase up to 1,846,831 Shares.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		Schedule TO	005-93961	05/30/2025		$ 6,966.96
Fee Offset Sources		Nuveen Churchill Private Capital Income Fund	Schedule TO	005-93961		05/30/2025		$ 6,966.96
Explanation of the basis for claimed offset:
[1]	Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended.